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                                                            EXHIBIT 23.2


INDEPENDENT AUDITORS' CONSENT

To the Board of Directors and Stockholders of Applied Graphics Technologies, Inc.
New York, New York

We consent to the use in this Amendment No. 1 to Registration Statement
No. 333-32121 of Applied Graphics Technologies, Inc. on Form S-3 of our report dated March 12, 1997, included in the Annual Report on Form 10-K of Applied Graphics Technologies, Inc. for the year ended December 31, 1996, and to the use of our report dated March 12, 1997, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.



DELOITTE & TOUCHE LLP
New York, NY
August 1, 1997